EXHIBIT 21

SUBSIDIARIES OF CAMPBELL

Name of Subsidiary and Name
Under Which It Does Business	Jurisdiction of Incorporation

Arnotts Biscuits Holdings Pty Limited	Australia

Arnotts Limited	Australia

Campbell Cheong Chan Malaysia Sdn. Bhd	Malaysia

Campbell Finance Corp.	Delaware

Campbell Foods Belgium N.V.	Belgium

Campbell Foodservice Company	Pennsylvania

Campbell Generale Condimentaire	France

Campbell Grocery Products Limited	United Kingdom

Campbell Investment Company	Delaware

Campbell Sales Company	New Jersey

Campbell Soup Company Ltd—Les Soupes	Canada

Campbell Ltee

Campbell Soup Sweden AB	Sweden

Campbell Soup Supply Company L.L.C.	Delaware

Campbell Soup UK Limited	United Kingdom

Campbell’s Australasia Pty. Limited	Australia

Campbell’s de Mexico, S.A. de C. V.	Mexico

Campbell’s Netherlands B.V.	Netherlands

Campbell’s U.K. Limited	England

CSC Brands LP	Delaware

CSC UK Limited	United Kingdom

Erasco GmbH	Germany

Godiva Brands, Inc.	Delaware

Godiva Chocolatier, Inc.	New Jersey

Joseph Campbell Company	New Jersey

Liebig S.A.S.	France

EXHIBIT 21(Cont'd.)

Name of Subsidiary and Name
Under Which It Does Business	Jurisdiction of Incorporation

Pepperidge Farm, Incorporated	Connecticut

PF Brands, Inc.	Delaware

Royco Voedingsmiddelenfabrieken B.V.	Netherlands

Stockpot Inc.	Washington

The foregoing does not constitute a complete list of all subsidiaries of the registrant. The subsidiaries that have been omitted do not, if considered in the aggregate as a single subsidiary, constitute a “Significant Subsidiary” as defined by the SEC.

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